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Exhibit 10.1

AMENDMENT
TO
EMPLOYMENT AGREEMENT

        This Amendment is made and entered into this 5th day of July, 2016 by and between Nortek, Inc. (the "Company") and Michael J. Clarke (the "Executive"):

RECITALS

  1.
  The Executive and the Company entered into that certain Employment Agreement dated December 16, 2011 (the "Agreement").

  2.
  Melrose Industries PLC ("Parent"), Nevada Corp., a wholly-owned subsidiary of Parent ("Acquisition Sub"), and the Company are expected to enter into that certain Agreement and Plan of Merger pursuant to which, among other things, Acquisition Sub will be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the "Acquisition");

  3.
  The Executive and the Company desire to amend the Agreement as provided herein to address the consequences of the Executive's termination of employment within the first twelve months following the Closing (as defined in the Merger Agreement) of the Acquisition.

        NOW THEREFORE, in consideration of the foregoing recitals, and of the promises, covenants, terms and conditions contained herein, the parties hereto agree as follows:

  A.
  Section 5(e) of the Agreement is hereby amended to include the following at the end thereof:

    "Notwithstanding anything to the contrary in this subsection (e), during the six-month period immediately following the closing of the Acquisition (as hereinafter defined), "Good Reason" shall not be deemed to have occurred due to any change in the Executive's authority, duties or responsibilities solely as a result of the Company no longer being a publicly-traded company or the ultimate parent entity in an affiliated group that includes the Company.

    "Acquisition" shall mean the consummation of the transactions contemplated by that certain Agreement and Plan of Merger to be entered into by and among Melrose Industries PLC ("Parent"), Nevada Corp., a wholly-owned subsidiary of Parent ("Acquisition Sub"), and the Company pursuant to which, among other things, Acquisition Sub will be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent.

  B.
  Notwithstanding anything to the contrary contained in the Agreement, if the Executive terminates his employment with the Company, for any reason or no reason at all, during the period commencing on the day six months after the Closing and ending on the day twelve months after the Closing (the "Special Severance Period"), such termination shall be treated as if the Company had terminated the Executive other than for Cause under Section 5(d) of the Agreement and the Executive shall have the right to receive the termination benefits set forth in Section 5(d) of the Agreement.

  C.
  The Release of Claims referred to in Section 5(e) of the Agreement shall be in the form attached hereto as Exhibit A.

  D.
  If the Closing does not occur within one year of the date of this Amendment, the terms of this Amendment will have no further effect.

        This Amendment shall be governed by the laws of the State of Rhode Island and Providence Plantations.

        Except as expressly amended by this Amendment, the Agreement shall remain in effect and continue in accordance with its terms.

        IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of July 5, 2016.

NORTEK, INC.
By:	/s/ KEVIN W. DONNELLY
	Name:	Kevin W. Donnelly
	Title:	Senior Vice President, General Counsel & Secretary
EXECUTIVE
/s/ MICHAEL J. CLARKE

 Exhibit A

GENERAL MUTUAL RELEASE AGREEMENT

        This GENERAL MUTUAL RELEASE AGREEMENT (this "Agreement") made this        day of                        , 201[    ] (the "Effective Date"), between Nortek, Inc. (the "Company"), and Michael J. Clarke (the "Executive").

        1.    Release.

        a.     In consideration of the payments and benefits to be provided by the Company pursuant to the Employment Agreement dated December 16, 2011, as amended by the Amendment of Employment Agreement dated July     , 2016 by and between the Company and the Executive (the "Employment Agreement"), the Executive waives any claims he may have for employment by the Company and agrees not to seek such employment or reemployment by the Company in the future. Further, in consideration of the benefits to be provided by the Company pursuant to the Employment Agreement, the Executive, on behalf of himself and his heirs, executors, devisees, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges the Company and its parents, subsidiaries or affiliates, together with each of their current and former principals, officers, directors, shareholders, agents, representatives and employees, and each of their respective heirs, executors, successors and assigns (collectively, the "Company Releasees"), from any and all debts, demands, actions, causes of action, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity ("Claims"), which the Executive ever had, now has, or may hereafter claim to have against the Company Releasees by reason of any matter or cause whatsoever arising from the beginning of time to the time he signs this Agreement. Such release shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that the Executive may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1967, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, and the Sarbanes-Oxley Act of 2002, each as amended, and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Company Releasees and the Executive, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of the Executive's employment relationship, or the termination of his employment, with the Company.

        b.     In consideration of the benefits to be provided to the Company pursuant to the Employment Agreement and under this Agreement, the Company knowingly and voluntarily releases, remises, and forever discharges the Executive from any and all Claims which the Company ever had, now has, or may hereafter claim to have against the Executive by reason of any matter or cause whatsoever arising from the beginning of time to the time he signs this Agreement. With the exceptions specifically set forth below, such release shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that the Company has under the common law and any other federal, state or local statutes, regulations, ordinances or other law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between the Executive and the Company, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of the Executive's employment relationship, or the termination of his employment, with the Company. Notwithstanding the foregoing, the Company does not release the Executive from any claims or rights that it may have pursuant to or in respect of (i) this Agreement and the Company's right to enforce the terms of this Agreement, or (ii) the Executive's having committed any act of fraud, breach of the duty of loyalty, dishonesty, malfeasance, embezzlement, any criminal act or any other act of willful misconduct, or (iii) any claims the release of which is barred by law or statute.

Executive represents and warrants that: (i) Executive's Certifications under Section 1350, Chapter 63 Title 18, United States Code filed in connection with the Company's Annual Report on Form 10-K were accurate as of the filing date of the Form 10-K; and (ii) Executive to his knowledge has not breached any of his fiduciary obligations to the Company or its stockholders.

The Company represents and warrants that as of the date of this agreement it has no knowledge of any facts which would indicate that the Executive has committed any act of fraud, breach of the duty of loyalty, dishonesty, malfeasance, embezzlement, any criminal act or any other act of willful misconduct. To induce the Company to agree to this Agreement, the Executive hereby represents that, to the best of his knowledge, there is no basis on which the Company could assert a claim of any type against the Executive. For the avoidance of doubt, the foregoing release of claims made by the Company does not apply to claims that arise after the date this Agreement is executed.

        c.     For the avoidance of doubt, this Agreement does not in any way modify Sections 7, 8, 9, 10 or 11 of the Employment Agreement, and the Executive hereby reaffirms his obligations, and the Company's rights, under Sections 7, 8, 9, 10 or 11 of the Employment Agreement.

        d.     In consideration of the promises of the Company set forth in the Employment Agreement, the Executive hereby releases and discharges the Company Releasees from any and all Claims that the Executive may have against the Company Releasees arising under the Age Discrimination Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder ("ADEA"). The Executive acknowledges that he understands that the ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans. The Executive also understands that, by signing this Agreement, he is waiving all Claims against any and all of the Company Releasees.

        e.     This General Release shall not apply to any rights to indemnification from the Company that the Executive may have, any rights to continuing directors' and officers' liability insurance, or any benefit to which the Executive is entitled under any tax qualified retirement plan of the Company or its affiliates, COBRA continuation coverage benefits, or vested benefits under other benefit plans of the Company or its affiliates.

        2.    Consultation with Attorney; Voluntary Agreement.     The Company advises the Executive to consult with an attorney of his choosing prior to signing this Agreement. The Executive understands and agrees that he has the right and has been given the opportunity to review this Agreement and, specifically, the Mutual General Release in Section 1 above, with an attorney. The Executive also understands and agrees that he is under no obligation to consent to the General Release set forth in Section 1 above. The Executive acknowledges and agrees that the payments to be made to the Executive pursuant to the Employment Agreement are sufficient consideration to require him to abide with his obligations under this Agreement, including but not limited to the General Release set forth in Section 1. The Executive represents that he has read this Agreement, including the General Release set forth in Section 1, and understands its terms and that he enters into this Agreement freely, voluntarily, and without coercion.

        3.    Effective Date; Revocation.     The Executive acknowledges and represents that he has been given at least twenty-one (21) days during which to review and consider the provisions of this Agreement and, specifically, the General Release set forth in Section 1 above. The Executive further acknowledges and represents that he has been advised by the Company that he has the right to revoke this Agreement for a period of seven (7) days after signing it. The Executive acknowledges and agrees that, if he wishes to revoke this Agreement, he must do so in a writing, signed by him and received by the Company no later than 5:00 p.m. Eastern Time on the seventh (7th) day of the revocation period. If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following his execution of this Agreement.

        4.    Severability.     In the event that any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.

        5.    Waiver.     No waiver by any party of any breach by any other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time.

        6.    Governing Law.     This Agreement shall be governed by Federal law and the laws of the State of Rhode Island without reference to its choice of law rules.

        7.    Counterparts.     This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

NORTEK, INC.
By:
Name
Title
EXECUTIVE
By:	Michael J. Clarke

QuickLinks

  Exhibit 10.1
AMENDMENT TO EMPLOYMENT AGREEMENT
RECITALS
Exhibit A GENERAL MUTUAL RELEASE AGREEMENT
  1. Release.
  2. Consultation with Attorney; Voluntary Agreement.
  3. Effective Date; Revocation.
  4. Severability.
  5. Waiver.
  6. Governing Law.
  7. Counterparts.